Changes in Registrant's certifying
accountant
On August 14, 2017, KPMG LLP ('KPMG')
resigned, at the request of Short Term Yield
Portfolio (the 'Portfolio'), as the independent registered public accounting firm to the Portfolio, upon completion of the audit of the Portfolio's financial statements as of and for the fiscal period ended July 31, 2017 and the issuance of their report thereon, dated September 18, 2017. The
Audit Committee of the Portfolio's Board of
Trustees participated in, and approved, the decision to change the independent registered public accounting firm. KPMG's reports on the Portfolio's financial statements for the fiscal periods ended July 31, 2017 and July 31, 2016 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Portfolio's fiscal periods ended July 31, 2017 and July 31,
2016 and the subsequent interim period
through September 18, 2017, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Portfolio's financial statements for such periods, and (ii) there were no 'reportable events' of the kind described in Item
304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Portfolio's Board of Trustees approved the engagement of PricewaterhouseCoopers LLP ('PwC') as the
Portfolio's independent registered public accounting firm for the fiscal year ending July
31, 2018. The selection of PwC does not
reflect any disagreements with or
dissatisfaction by the Portfolio or the Board of Trustees with the performance of the Portfolio's prior independent registered public accounting firm, KPMG. During the Portfolio's fiscal periods ended July 31, 2017 and July 31, 2016, and the subsequent interim period through September 18, 2017, neither the Portfolio, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Portfolio's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item
304).

The Registrant has requested KPMG to
furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG to the Securities and Exchange
Commission is filed as an exhibit hereto.